UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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INTERNATIONAL MONETARY SYSTEMS LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMS INTERNATIONAL MONETARY SYSTEMS, LTD.
16901 West Glendale Drive
New Berlin, WI 53151
(262) 780-3640

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 7, 2013

To the Shareholders of
INTERNATIONAL MONETARY SYSTEMS, LTD.

Notice is hereby given that the Annual Meeting of the Shareholders (the "Meeting") of International Monetary Systems, Ltd. (the "Company") will be held at the Corporate Offices, 16901 Glendale Dr., New Berlin, Wisconsin on Tuesday, May 7, 2013 at 2:00 p.m. CDT for the following purposes:

1.	To elect two directors to serve for three-year terms that will expire at the 2016 Annual Meeting.

2.	To ratify LBB & Associates Ltd., LLP as auditors for the fiscal year ending December 31, 2013.

3.	To approve a 1 share for 10 shares reverse stock split.

4.	Advisory vote on Say-on-Pay
5.	Advisory vote on Say-on-Pay frequency
6.	To transact such other business as may come before the Meeting or any adjournments or postponements thereof.

A proxy form is enclosed. Please complete it and return it as soon as possible in the postage-paid return envelope provided, even if you plan to attend the Meeting. You retain the right to revoke the proxy at any time before it is actually voted by notice in writing to the Secretary of the Company.

By Order of the Board of Directors, Kimberly A. Strabley Secretary
New Berlin, WI
April 5, 2013

INTERNATIONAL MONETARY SYSTEMS LTD.
PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
May 7, 2013

GENERAL INFORMATION

Your proxy, using the enclosed form, is solicited by the Board of Directors of International Monetary Systems Ltd. ("IMS" or the "Company") for the Annual Meeting of Shareholders ("Annual Meeting") to be held at 2:00 p.m. on May 7, 2013, at the IMS Corporate Offices, 16901 Glendale Dr. New Berlin, WI 53151 and at any adjournment thereof. Management anticipates that the mailing to shareholders of this proxy statement and enclosed proxy will occur on or about April 5, 2013.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS

The Company's common stock is the only type of security entitled to vote at the Annual Meeting. Only shareholders of record at the close of business on March 5, 2013 ("Record Date") are entitled to receive notice of the Annual Meeting and to vote the shares they hold at the Annual Meeting or at any adjournment or postponement. As of the Record Date, there were 7,529,300 shares of common stock outstanding, each share being entitled to one vote on each matter to be voted upon. There is no cumulative voting.

The presence at the meeting, either in person or by proxy, of the holders of at least 40% of the shares of common stock outstanding on the Record Date will constitute a quorum, permitting the transaction of business at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting. The affirmative vote by holders of a majority of the shares present and entitled to vote will be required to elect Directors.

Whether or not you are able to attend the meeting in person, you are urged to complete, sign, date, and return the accompanying proxy in the enclosed envelope. Your proxy is solicited by the Company's Board of Directors and, when properly completed, will be voted at the Annual Meeting in accordance with your instructions. Proxies which are executed but do not specify a vote for, against, or in abstention, will be voted FOR the nominees of the Board of Directors, FOR ratification of LBB & Associates Ltd., LLP as auditors, FOR the Say on Pay, FOR a three year vote on Say on Pay, and FOR the reverse stock split. With respect to any other matters that may come properly before the Annual Meeting, the proxies will be voted as recommended by the Board of Directors or, if no recommendation is given, in the discretion of the proxy holders.

Your proxy may be revoked or changed at any time prior to the Annual Meeting. You may do this by advising the Secretary of the Company in writing of your desire to revoke your proxy, or by sending the Secretary another signed proxy with a later date before the beginning of the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so by voting in person. Expenses in connection with the solicitation of proxies will be paid by IMS. Proxies are being solicited primarily by mail, although employees of IMS (including officers) who will receive no extra compensation for their services may solicit proxies by telephone, telegraph, facsimile transmission, or in person. The Company has not retained a proxy solicitor in connection with the Annual Meeting.

A copy of the Company's form 10K for the year ended December 31, 2012 is being furnished to each shareholder with this Proxy Statement.

PROPOSAL 1
ELECTION OF DIRECTORS

The Company’s bylaws provide that the Board of Directors shall consist of no fewer than one nor more than nine members, as established by the Board of Directors from time to time. The board has established the current number of directors at five. Two directors who served three-year terms have been nominated for re-election to the Company’s Board of Directors at the Annual Meeting, to hold office until the expiration of their new terms as described below, or until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES NAMED BELOW.

The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is necessary to elect the nominees for director named below. It is intended that the persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election as directors of the nominees named below.

For a three-year term expiring at the 2016 Annual Meeting

Name	Age	Position
John Strabley	49	CEO and Director since 1995
Stephen Webster	68	President of Webster Properties

Our directors hold office until the Annual Meeting at which their term expires. Officers are elected annually by our Board of Directors and serve at the discretion of the board.

Director Compensation

Directors’ compensation is discussed later in the proxy.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND THAT YOU VOTE FOR THE ELECTION OF THE ABOVE DIRECTORS.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF AUDITORS

The Audit Committee of the Board of Directors has appointed LBB & Associates Ltd., LLC as independent auditors for the Company for the fiscal year ending December 31, 2013. Representatives of LBB & Associates are not expected to be present at the Annual Meeting.

In the event the shareholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors feels that such a change would be in the Company's and the shareholders' best interests.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND THAT YOU VOTE FOR APPOINTMENT OF LBB & ASSOCIATES LTD. LLC AS THE COMPANY’S INDEPENDENT AUDITORS.

PROPOSAL 3

APPROVAL OF RESTATED ARTICLES OF INCORPORATION TO IMPLEMENT A ONE FOR TEN
REVERSE STOCK SPLIT OF OUR COMMON STOCK AND ADOPTION OF RESTATED ARTICLES
OF INCORPORATION

General

On January 8, 2013, our Board of Directors approved proposed Restated Articles of Incorporation to affect a reverse stock split of our common stock at a ratio of 1:10, subject to shareholder approval. Under the Proposed Restated Articles, each outstanding ten shares of our common stock would be combined and converted into one share of common stock. The effective date of the proposed Restated Articles of Incorporation, if approved by the shareholders, will be June 5, 2013, by filing the proposed Restated Articles with the Department of Financial Institutions of the State of Wisconsin. The reverse stock split should not have any economic effect on our shareholders or holders of our convertible debt, except to the extent it would result in fractional shares.

A copy of the proposed restated Articles of Incorporation are an exhibit to this Schedule 14A. Except for the provision for the reverse split of our common stock, the Restated Articles makes no other material change.

Reasons for the Reverse Stock Split

Our common stock is currently quoted on the over-the-counter market (symbol: ITNM). This trading symbol will change as a result of this action and will be promptly announced upon designation of a new symbol.

The Board of Directors believes that a reverse stock split may be beneficial because it may increase the price of our common stock to a level more attractive to a broader range of investors, including professional investors, institutional investors and the general investing public. Many institutional investors and brokerage houses have internal policies and practices prohibiting them from making investments in lower priced securities. Such institutional investors or brokerage houses may also be reluctant to recommend lower priced stock to their clients. The Board of Directors believes that the anticipated increased stock price resulting from the reverse stock split may generate additional interest and trading in our common stock, promote greater liquidity for our shareholders, and possibly result in a broader market for our common stock than the market that currently exists. It will also have the effect of increasing the number of authorized shares available for issuance by the Company.

Certain Risks Associated with the Reverse Stock Split

Our total market capitalization immediately after the proposed reverse stock split may be lower than immediately before the proposed reverse stock split.

There are numerous factors and contingencies that could affect our stock price following implementation of a reverse stock split, including the status of the market for our stock at the time, our results of operations in future periods, and general economic, market and industry conditions. Accordingly, the market price of our common stock may not be sustainable at the direct arithmetic result of the reverse stock split. If the market price of our common stock declines after the reverse stock split, our total market capitalization (the aggregate value of all of our outstanding common stock at the then existing market price) after the split will be lower than before the split.

The reverse stock split may result in some shareholders owning “odd lots” that may be more difficult to sell or require greater transaction costs per share to sell.

A reverse stock split may result in some shareholders owning “odd lots” of less than 100 shares of our common stock on a post-split basis. Odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.

Effect on Existing Shares of Common Stock

A reverse stock split would affect all of our shareholders uniformly and would not affect any shareholder’s percentage ownership interest in the Company, except to the extent that the reverse stock split results in any shareholders owning a fractional share, as described below.

Effect on Convertible Notes

Certain notes issued previously are convertible into shares of our common stock at various price points as agreed in each note. The number of shares and price per share of the notes will automatically be adjusted under their terms in one share for each ten shares into which they were convertible prior to the reverse split.

Effect on Authorized but Unissued Shares of Common Stock

Currently, the Company is authorized to issue up to a total of 280,000,000 shares of common stock with par value of $.0001 per share. As of February 20, 2013, there were 7,529,300 shares of common stock issued and outstanding. Implementation of a reverse stock split would not change the total authorized number of shares of common stock. Accordingly, the number of shares of common stock available for issuance following implementation of the reverse stock split will increase to the extent the reverse stock split reduces the outstanding number of shares of our common stock. We do not have any immediate plans to offer any additional shares of our common stock at the present time.

Effect on Par Value

The proposed Restated Articles of Incorporation will not change the par value of our common stock.

Payment for Fractional Shares

Whether shares are held in street name or directly, fractional shares of common stock will not be issued to shareholders. Instead, fractional shares will be cashed out. For example, if a shareholder holds eleven shares on a pre-split basis, ten shares would be combined and converted into one share on a post-split basis and the shareholder would receive cash for the fractional share that otherwise would have been issued.

The amount of cash to be paid for fractional shares will be equal to the product obtained by multiplying:

●	the average closing sales price of our common stock during the twenty trading days prior to the effective date of the reverse stock split as reported on the OTCQB market; by

●	1.2; by

●	The amount of the fractional share.

Any shareholder that holds less than ten shares on the date of the reverse split will be completely cashed out as a result of the payment of cash in lieu of any fractional share interests.

Mechanics of Reverse Stock Split

If this reverse stock split proposal is approved by our shareholders at the 2013 Annual Meeting, shareholders will be notified that the reverse stock split has been affected. The mechanics of the reverse stock split will differ depending upon whether shares held are held beneficially in street name or whether they are registered directly in a shareholder’s name.

●
If a shareholder’s shares are registered directly in the shareholder’s name, the shareholder will receive a transmittal letter asking the shareholder to surrender certificates representing pre-split shares in exchange for certificates representing post-split shares. No new certificates will be issued to the shareholder until the outstanding certificate(s) together with the properly completed and executed letter of transmittal are delivered in accordance with the instructions contained in such transmittal letter.

●
Under Wisconsin law, the reverse stock split will operate only at the record holder level. As a result, shareholders that hold their shares through a broker, bank or other nominee will not be required to surrender stock certificates and would not automatically have fractional shares resulting from the reverse stock split cashed out. To determine the reverse stock split’s effect on any shares you hold in street name, you should contact your broker, bank or other nominee.

We estimate that our aggregate expenses relating to the reverse stock split will not be material.

Accounting Consequences

Implementation of a reverse stock split would have minimal affect on the total equity on the Company’s consolidated balance sheet. However, because the par value of our common stock will not change the components that make up total equity (stated capital and additional paid-in capital) would change by offsetting amounts. Fractional shares cashed out would be accounted for as retired stock and reduce total equity.

U.S. Federal Income Tax Consequences

The following discussion summarizes certain material U.S. federal income tax consequences relating to the participation in the reverse stock split by a U.S. shareholder. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury regulations promulgated thereunder and current administrative rulings and judicial decisions, all as in effect as of the date hereof. All of these authorities may be subject to differing interpretations or repealed, revoked or modified, possibly with retroactive effect, which could materially alter the tax consequences set forth herein.

There can be no assurance that the IRS will not take a contrary position to the tax consequences described herein or that such position will not be sustained by a court. No ruling from the IRS has been obtained with respect to the U.S. federal income tax consequences of the reverse stock split.

This discussion is for general information only and is not tax advice. All shareholders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the reverse stock split.

Based on the assumption that a reverse stock split would constitute a tax-free reorganization within the meaning of Section 368(a)(1)(E) of the Code (i.e. a deemed exchange of existing shares for newly-issued shares), and subject to the limitations and qualifications set forth in this discussion, the following U.S. federal income tax consequences would result from the reverse stock split:

●
Subject to the discussion below regarding treatment of cash paid in lieu of fractional shares, a shareholder will not recognize gain or loss on the deemed exchange of shares pursuant to the reverse stock split;

●	the aggregate tax basis of the shares deemed received by a shareholder in the reverse stock split will be equal to the aggregate tax basis of the shares deemed surrendered in exchange therefore; and

●	the holding period of the shares received by a shareholder in the reverse stock split will include the holding period of the shares deemed surrendered therefore.

A shareholder who receives cash in lieu of fractional shares in the reverse stock split should recognize capital gain or loss equal to the difference between the amount of the cash received in lieu of fractional shares and the portion of the shareholder’s adjusted tax basis allocable to the fractional shares unless the distribution of cash is treated as having the effect of a distribution of dividend, in which case the gain will be treated as dividend income to the extent of our current accumulated earnings and profits as calculated for U.S. federal income tax purposes. Shareholders are urged to consult their own tax advisors to determine whether a shareholder’s receipt of cash has the effect of a distribution of a dividend.

No Going Private Transaction

This reverse stock split  is not the first step in a series of plans or proposals in a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934.

Vote Required for Approval

The affirmative vote of fifty percent of the shares present, or represented by proxy, entitled to vote and voting at the annual meeting is required to approve the reverse stock split proposal. Abstentions will not be counted as voting and, therefore, will have no impact on the approval of the proposal. Broker non-votes will not occur in connection with the reverse stock split proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL AND ADOPTION OF THE RESTATED ARTICLES OF INCORPORATION.

PROPOSAL 4
SAY-ON-PAY

Recently enacted federal legislation (Section 14A of the Exchange Act) requires that we include in this proxy statement a non-binding stockholder vote on our executive compensation as described in this proxy statement (commonly referred to as “Say-on-Pay”) and a non-binding stockholder vote to advise on whether the Say-on-Pay vote should occur every one, two or three years.

The Company seeks your advisory vote on our executive compensation programs. The Company asks that you support the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying tables contained in this Proxy Statement. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Our company has had a long-standing tradition of delivering growth, performance results for our shareholders, customers, and the community. We are one of the largest barter exchange management companies in the world (based on revenue) with members in 50 states, the District of Columbia and 14 countries. The executive compensation programs have played a material role in our ability to attract and retain a highly experienced, successful team to manage our company and direct its long-term growth in a unique industry. As more fully defined in their biographies, our executive team combined has over 70 years experience in the barter industry and successfully managed our company through the recent dramatic economic downturn. Our company is again poised to continue its long-standing tradition of excellence and delivering performance results for our shareholders, our customers, and the communities we operate in and to provide a diverse and engaged workforce. We believe that our executive compensation programs are structured in the best manner possible to support our company and our business objectives, as well as to support our culture and traditions that have been around for over 25 years.

●	We maintain a high level of corporate governance over our executive pay programs.

●
We monitor the compensation programs and pay levels of executives from companies of similar size and complexity, so that we may ensure that our compensation programs are within the norm of a range of market practices

●	We respond to economic conditions appropriately, such as reducing base salaries and bonuses of the named executive officers in prior years, reflecting lower year-over-year results.

●
Our Compensation Committee assesses the performance of our key executives annually to establish current compensation levels, and award short-term incentives and as well as discretionary long term awards.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE COMPANY’S COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL 5
FREQUENCY OF SAY-ON-PAY ADVISORY VOTE

The Company would also like to seek your input with regard to the frequency of future shareholder advisory votes on our executive compensation programs. In particular, we are asking whether the advisory vote should occur every three years, every two years or every year. The Company asks that you support a frequency period of every three years (a triennial vote) for future non-binding shareholder votes on compensation of our named executive officers.

An advisory vote every three years will be the most effective timeframe for the Company to respond to shareholders’ feedback and provide the Company with sufficient time to engage with shareholders to understand and respond to the vote results. The Company also believes a triennial vote would align more closely with a desirable multi-year performance measurement cycle to reward long-term performance. Our executive compensation programs are based on our long-term business strategy, which is more appropriately reflected with a three-year timeframe.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A FREQUENCY OF “THREE YEARS” FOR FUTURE NON-BINDING SHAREHOLDER VOTES ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

The following table sets forth information concerning our executive officers and directors, including their names, ages and the positions they held with IMS, as of December 31, 2012.

Name	Age	Position

Donald F. Mardak	76	Chairman of the Board
John E. Strabley	49	Chief Executive Officer and Director
Dale L. Mardak	52	President and Director
David A. Powell	54	Treasurer and Chief Financial Officer
Kimberly Strabley	48	Secretary
Wayne Dalin	68	Director
Stephen Webster	68	Director

Donald F. Mardak has been Chairman of IMS and a director, since its inception in 1988. In July of 2011, he relinquished the titles of Chief Executive Officer (Principal Executive Officer) and President that he had held since our inception in 1988. From 1970 to 1974, Mr. Mardak was a partner in Learning Unlimited, a division of Hal Leonard Publishing Corp. In 1974, he founded Don Mardak Piano & Organ Centers, Ltd., a chain of retail piano and organ stores in the Greater Milwaukee area. In 1985, Mr. Mardak founded the Continental Trade Exchange barter network under the name "Continental Trading Company", a sole proprietorship. Continental Trading Company was incorporated in 1988 as Continental Trade Exchange, Ltd. and is now our primary operating subsidiary. Mr. Mardak is a two-term president of NATE, the National Association of Trade Exchanges (NATE) (1995-96 and 1999-2000) and served on the board of directors of the organization for seven years. NATE is one of the principal barter industry trade associations. He has also served on the board of directors of the International Reciprocal Trade Association (IRTA) and is a member of the Barter Hall of Fame.

John E. Strabley has been Chief Executive Officer (Principal Executive Officer) since July 1, 2011. As such, he has increased his focus on the strategic direction and investor relations of IMS. Prior to that, he was the Executive Vice President of IMS since 1992 and a director since 1997. Mr. Strabley joined Continental Trade Exchange, Ltd. as a trade broker in 1991. In 1992, he was promoted to General Manager and, in August of that year, was appointed as Vice President of Continental Trade Exchange and IMS. In 1995, Mr. Strabley passed the barter industry certification examination and was awarded with the industry designation of CTB - Certified Trade Broker. In 1997, Mr. Strabley became a director of both Continental Trade Exchange, Ltd. and IMS. He is currently a director of IRTA.

Dale L. Mardak has been President since July 1 2011. In his new role, he has additional responsibility for the overall operations of the Company and its branches. Prior to that, he was Senior Vice President of IMS since 1995, and a director since 1997. He joined Continental Trade Exchange, Ltd. in 1993 as a trade broker and was appointed trade director in 1995. In 1997, he was appointed Treasurer and a director of both Continental Trade Exchange, Ltd. and IMS. In 1999, Mr. Mardak received the designation of CTB - Certified Trade Broker. He has also served on the board of directors of NATE.

David A. Powell was appointed as the Company’s interim Chief Financial Officer on April 1, 2010, with the interim title removed in May, 2010. He is a Certified Public Accountant with 10+ years experience in public accounting and more than 20 years of private industry experience, holding a variety of senior financial positions with a number of companies. Prior to joining IMS, he has served as finance and operations manager for the insurance subsidiaries of US Bancorp for 12 years, and most recently spent several years as corporate controller for a number of privately held companies.

Wayne R. Dalin has been a Certified Public Accountant for more than 30 years and is a retired principal in Dalin, Lindseth & Company. Mr. Dalin is also the chairman of the IMS audit committee.

Stephen Webster was the owner of Alliance Barter, Inc. and is a past president of the National Association of Trade Exchanges (NATE) and the International Reciprocal Trade Association (IRTA). Steve is also a member of the Barter Hall of Fame.

Kimberly A. Strabley was named Corporate Secretary in October, 2012. She is currently Vice President of International Monetary Systems and has been employed with IMS since 1993. She has focused on several areas of the company including the broker department, the travel division, and currently with interoffice trading and the reciprocal division. Kim has received the designation of Certified Trade Broker (CTB), was voted “Broker of the Year” by her peers in the National Association of Trade Exchanges (NATE) and has earned the highest industry designation of Master Trade Broker (MTB).

CORPORATE GOVERNANCE

Code of Ethics and Business Conduct

The Company has adopted a Code of Business Conduct and Ethics, as required by The NASDAQ Stock Market LLC (“NASDAQ”), which applies to each of the Company’s employees, executive officers and Directors, including its principal executive officer and principal financial and accounting officer. The Code of Business Conduct and Ethics is available on the Company’s website at www.imsbarter.com by clicking on “Investor Relations” and then clicking on “Code of Conduct and Ethics” under the “Management Corporate Governance” heading, which is located at the top of the page. The Company intends to satisfy any Securities and Exchange Commission (“SEC”) disclosure requirements relating to amendments to and/or waivers of the Code of Business Conduct and Ethics by posting such information on the Company’s website and/or by filing or furnishing copies thereof as exhibits to its periodic filings with the SEC.

Board Composition and Director Experience

The board will consider, among other things, the diverse experiences and qualifications of each incumbent director and candidate, general business experience, expertise in a specific area that may be beneficial to the company, and experience and expertise in the barter industry when vetting director candidates. The Board seeks candidates who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who will be effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the stockholders.

Board Committees and Meetings

During the fiscal year ended December 31, 2012, the Board of Directors held four meetings. During this period, each of the directors attended or participated in more than 50% of the total number of meetings of the Board of Directors. IMS’ Board of Directors also acts from time to time by written action in lieu of meetings.

The Board of Directors has established an Audit Committee, a Compensation Committee, and does not intend to establish a Nominating Committee.

All non-executive directors have been determined to be independent by annual disclosure and review of transactions and relationships.

Risk Management

The responsibility for the day-to-day management of risk lies with the Company’s management, while the Board is responsible for overseeing the risk management process to ensure that it is properly designed, well-functioning and consistent with the Company’s overall corporate strategy. Each year the Company’s management identifies what it believes are the top individual risks facing the Company. These risks are then discussed and analyzed with the Audit Committee, and reviewed at each Board meeting as they relate to the Company’s strategic direction, operations and financial performance. This enables the Board to coordinate the risk oversight role, particularly with respect to risk interrelationships.

In addition to this Board responsibility and activity, each of the Board’s standing committees also plays a role in the oversight of risk management. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks including liquidity and balance sheet risks. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Executive Officers

The Board of Directors has chosen to separate the positions of Chairman, Chief Executive Officer, and President so as to recognize the present responsibilities of Messrs John Strabley and Dale Mardak by titling their positions consistent with their responsibilities and contributions. In addition, this change recognizes the management succession taking place now and in the future.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of our Common Stock and other IMS equity securities. Officers, directors and beneficial owners of more than ten percent of such equity securities are required by SEC regulations to furnish us with copies of all Section 16(a) reports filed by them.

To our knowledge, based solely on our review of the copies of such forms received by us, or written representations from the reporting persons, Section 16(a) no forms for our officers and directors were filed late for the fiscal year ended December 31, 2012.

INFORMATION CONCERNING THE AUDIT COMMITTEE AND AUDITORS

An Audit Committee has been established and is responsible for reviewing the results and scope of audits and other services provided by IMS’ independent auditors and independent consultants. The Audit Committee members are Wayne Dalin, and Stephen Webster. The Board has determined that Mr. Dalin is an “Audit Committee Financial Expert” within the meaning of Item 401 (h) of Regulation S-K and other applicable SEC rules.

The Committee reviews the internal accounting procedures of the Company and is directly responsible for the appointment, compensation and oversight of the work of the Company’s independent auditors. The Audit Committee meets privately with the independent registered public accounting firm, has the sole authority to retain and dismiss the independent registered public accounting firm, and reviews their performance and independence from management. The independent registered public accounting firm has unrestricted access and reports directly to the Audit Committee. Additionally, the Audit Committee has responsibilities and authority necessary to comply with Rule 10A-3(b) (2), (3), (4), and (5) under the Securities Exchange Act of 1934. These and other aspects of the Audit Committee’s responsibilities and authority are more fully described in the written charter for the Committee adopted by the Board.

Report of the Audit Committee

Responsibility of Audit Committee

As more fully described in its Charter, the Audit Committee is appointed by the Board to: assist the Board in the general oversight and monitoring of management’s internal controls over and its execution of the Company’s financial reporting process; arrange for the audit of the Company’s financial statements by the Company’s independent registered accounting firm and to assist in the oversight of such audit; and assist the Board in the general oversight and monitoring of the Company’s procedures for compliance with legal and regulatory requirements. The primary objective of the Audit Committee in fulfilling these responsibilities is to promote and preserve the integrity of the Company’s financial statements and the independence and performance of the Company’s independent registered accounting firm.

It is not the responsibility of the Audit Committee to plan or conduct the audit or to determine that the Company’s financial statements are complete, accurate and in accordance with accounting principles generally accepted in the United States (“GAAP”). Management has the primary responsibility for the preparation of the financial statements. The Company’s independent registered accounting firm is responsible for auditing those financial statements and expressing its opinion on whether the financial statements are fairly stated in all material respects in conformity with GAAP. In giving recommendations to the Board, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP, and (ii) the report of the Company’s independent registered accounting firm with respect to such statements.

The 2012 Audit

In fulfilling its responsibilities, the Audit Committee met quarterly with LBB & Associates LLP (“LBB”), the Company’s independent registered public accounting firm for fiscal 2012, to discuss the scope of LBB’s required quarterly reviews and annual audit of the Company’s financial statements for fiscal 2012 and the results of LBB’s examination.

The Audit Committee reviewed and discussed the Company’s audited financial statements with management and LBB. The Audit Committee discussed with LBB the matters required to be discussed by the Statement of Auditing Standards (“SAS”) No. 61, as amended by SAS No. 89 and SAS No. 90, including a discussion of LBB’s judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee received from LBB the written disclosures and the letter required by Independence Standards Board Standard No. 1 and discussed these documents with LBB, as well as other matters related to LBB’s independence from management, the Audit Committee and the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the Company’s audited financial statements for the year ended December 31, 2012 be included in its Annual Report on Form 10-K for fiscal 2012, for filing with the SEC.

Administration of Engagement of Independent Auditor

The Audit Committee of the Board of Directors has responsibility and authority for the hiring and oversight of the Company’s independent audit firm. The chairman of the Audit Committee, after consultation with the committee, contracts with the audit firm for each year and notifies management of the committee’s selection.

Our Board of Directors has adopted a procedure for pre-approval of all fees charged by our independent auditors. Under the procedure, the Audit Committee approves the engagement letter with respect to audit, tax and review services. Other fees are subject to pre-approval by the Board, or, in the period between meetings, by the chairman of the Audit Committee. Any such approval is disclosed to the entire Board at the next meeting. The audit fees paid to the auditors with respect to fiscal year 2012 and 2011 were pre-approved by the audit committee.

Fees to Independent Auditor

The following table shows the fees that were billed for the audit and other services provided by LBB & Associates, Ltd. for the 2012 and 2011 fiscal years.

	2012	2011
Audit fees	$68,596	$61,747
Audit-related fees	-	-
Tax fees	-	-
All other fees	-	-
Total	$68,596	$61,747

Audit Fees -- This category includes the audit of our annual financial statements, review of financial statements included in our Form 10-Q Quarterly Reports and services that are normally provided by the independent auditors in connection with engagements for those fiscal years.
Audit-Related Fees -- This category consists of assurance and related services by the independent auditors that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under "Audit Fees." The services for the fees disclosed under this category include consultation regarding our correspondence with the SEC and other accounting consulting.

Tax Fees -- This category consists of professional services rendered by our independent auditors for tax compliance and tax advice. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

All Other Fees -- This category consists of fees for other miscellaneous items.

INFORMATION CONCERNING THE COMPENSATION COMMITTEE

The Board of Directors has established a Compensation Committee consisting of Wayne Dalin, Stephen Webster, and Donald Mardak. The Compensation Committee will make recommendations concerning the salaries and incentive compensation of officers of, and consultants to, IMS and will administer IMS’ Incentive Stock Option Plan.

Compensation Committee Report

The Compensation Committee of the Board reviews and establishes compensation strategies and programs to ensure that the Company attracts, retains, properly compensates, and motivates qualified executives and other key associates.

The philosophy of the Compensation Committee is (i) to provide competitive levels of compensation that integrate pay with the individual executive’s performance and the Company’s annual and long-term performance goals; (ii) to motivate key executives to achieve strategic business goals and reward them for their achievement; (iii) to provide compensation opportunities and benefits that are comparable to those offered by other companies of similar size, thereby allowing the Company to compete for and retain talented executives with over 70 years of combined barter industry experience who are critical to the Company’s long-term success; and (iv) to align the interests of key executives with the long-term interests of stockholders and the enhancement of stockholder value through the granting of shares of the company’s common stock.. As described below, the compensation of our executive officers are currently comprised of annual base salary, a bonus plan based on the Compensation Committee’s evaluation of  annual performance in managing the Company., and long-term performance incentives in the form of stock grants under the stock option plans.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS;
FINANCIAL DISCLOSURE

Director Compensation

In June, 2012, the Board of Directors voted to reduce its size from nine to five. In accordance with this plan, Messrs. Van Dyn Hoven, Emmer, DeLacy, and Ms. Katisch resigned and Kimberly Strabley was appointed Secretary.

In 2012, we paid our non-employee (outside) directors a cash fee of $400 to $500 per board meeting, $300 to $400 per committee meeting, T$2,000 trade dollars, and, beginning in July, a quarterly fee of $1,500. Our Named Executive Officers or other employees are not compensated additionally as board members. .

Additionally, Mr. Dalin receives a monthly fee of $1,000 for serving as chairman of the audit committee.

The table below summarizes the total compensation paid by us to our outside directors for the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid In Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Wayne Dalin	$16,850	$	$-	$-	$-		$2,000	$18,850
Thomas DeLacy	$1,900	$	$-	$-	$-	$		$1,900
Wayne Emmer	$1,900	$	$-	$-	$-	$		$1,900
Patricia Katisch	$1,000	$	$-	$-	$-	$		$1,000
Gerald Van Dyn Hoven	$1,900	$	$-	$-	$-	$		$1,900
Stephen Webster	$4,900	$	$-	$-	$-		$2,000	$4,900

No stock options have been issued to our outside directors.

Executive Compensation

Employment Agreements

The Compensation Committee updated and renewed employment agreements originally finalized on February 28, 2011, with the four executive officers, Donald Mardak, John Strabley, Dale Mardak, and David Powell. The main components of the agreements, effective January 1, 2013, are as follows:

*	Salaries of $274,000, $219,000, $218,000, and $159,000, respectively, with increases to be determined annually by the board and compensation committee
*	Modest year-end bonuses, at the discretion of the compensation committee.
*	Stock options and/or grants at the discretion of the Board of Directors and the Compensation Committee
*	Automatic renewal clauses for one-year periods thereafter, unless terminated by either party
*	Twelve-month non-compete clause and confidentiality of trade secrets clause
*	Other benefits including health insurance, annual auto allowances of $7,000-$18,000, and tax gross-ups for the benefits.
*
Donald Mardak, John Strabley, and Dale Mardak will receive severance payments of two years’ salary and lump sum payments of $400,000, $300,000 and $300,000 respectively in the event of involuntary termination.

*	If a new Board of Directors substantially reduces their role in the Company, Messrs. Mardak, Strabley and Mardak will receive lump sum payments of $600,000, $400,000 and $400,000 respectively.
*
All agreements contain a change of control provision. In the event of a merger, acquisition of IMS or sale of substantially all of its assets, Donald Mardak's contract provides for compensation equal to two years' salary plus a lump sum payment of $400,000, John Strabley's and Dale Mardak's contracts provide for compensation equal to two years' salary plus a lump sum payment of $300,000. David Powell will receive one year’s salary plus a lump sum payment of $150,000.

Summary Compensation Table

The following table sets forth a summary of the compensation paid to, or accrued by, our chief executive officer (principal executive officer) and the three most highly compensated executive officers other than the principal executive officer, who were serving as executive officers at the end of December 31, 2012, for the fiscal years ended December 31, 2012, 2011 and 2010. These persons are referred to in this report as "named executive officers."

Name and Principal Position	Year	Salary $	Bonus $	Stock Grants $ (1)	All Other $ (2)	Total

Donald F. Mardak
Chairman of the Board	2012	260,125	6,000	20,000	45,156	331,281
Chairman of the Board	2011	246,667			16,726	263,393
Chairman, CEO and President	2010	230,000			20,823	250,823
John E. Strabley
Chief Executive Officer and Director	2012	202,305	6,000	20,000	39,382	267,687
Chief Executive Officer and Director	2011	189,396			21,908	211,304
Executive Vice President and Director	2010	175,121			21,187	196,308
Dale L. Mardak
President and Director	2012	197,625	6,000	20,000	34,179	257,804
President and Director	2011	181,667			14,741	196,408
Executive Vice President and Director	2010	164,999			15,064	180,063
David A. Powell
Chief Financial Officer and Treasurer	2012	145,125	6,000		24,427	175,552
Chief Financial Officer and Treasurer	2011	132,500			19,175	151,675
Chief Financial Officer and Treasurer	2010	115,587		6,316	18,814	140,717

(1)  2012 grant is the value of 25,000 shares each at $0.80 per share, the market trading price on the days preceding the grant.
(2) Includes auto allowances, health insurance benefits, and tax gross ups paid on various benefits.

Limitation of Liability and Indemnification

Our bylaws provide for the elimination, to the fullest extent permissible under Wisconsin law, of the liability of our directors to us for monetary damages. This limitation of liability does not affect the availability of equitable remedies such as injunctive relief. Our bylaws also provide that we shall indemnify our directors and officers against certain liabilities that may arise by reason of their status for service as directors or officers, other than liabilities arising from certain specified misconduct. We are required to advance their expenses incurred as a result of any proceeding against them for which they could be indemnified, including in circumstances in which indemnification is otherwise discretionary under Wisconsin law. At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of our company in which indemnification would be required or permitted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of December 31, 2012, by:
* each person known by us to beneficially own more than 5% of our common stock;
* each of our directors and our named executive officers; and
* all of our directors and executive officers as a group.

We believe that, subject to applicable community and marital property laws, the beneficial owners of our common stock listed below have sole voting and dispositive power with respect to such shares.

	Shares beneficially owned as of December 31, 2012
Name of Beneficial Owner	Number	Percent

Donald F. Mardak (1)(5) *	2,905,332	38.6%
Dale L. Mardak (2)	301,335	4.0%
John E. Strabley (3) (5)	181,667	2.4%
David A. Powell (4).(5)	30,521	0.4%
Stephen Webster (5)	10,916	0.1%
Wayne R. Dalin (5)	65,577	0.9%
Kimberly A. Strabley(3)	226,667	3.0%
All directors and executive officers as a group (7 persons)	3,722,015
Other Beneficial Owners
Robert Libauer	963,306	12.8%
Wendell Keene and family	511,430	6.8%
Mark Rothe	377,981	5.0%

(1) Does not include 72,667 shares held by his wife, Judy E. Mardak, as to which Mr. Mardak disclaims beneficial ownership.

* Most shares owned by Donald F. and Judy E. Mardak are now held in a revocable living trust.

(2) Does not include 21,400 shares held by his wife, Lisa L. Mardak, as to which Mr. Mardak disclaims beneficial ownership.

(3) Kimberly Strabley is the wife of John Strabley, CEO.

(4) Includes 13,855 shares held with his wife, Janice L. Powell, in a revocable living trust

(5) The indicated shareholder has a note payable by the company which may, at the option of the note holder, be converted to shares of the Company’s stock as follows:

Donald Mardak	183,333 shares
John Strabley	23,256 shares
David Powell	20,000 shares
Stephen Webster	50,000 shares
Wayne Dalin	41,667 shares

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Transactions

We currently lease our executive offices and principal operating facilities, consisting of 11,000 square feet of space located at 16901 West Glendale Drive, New Berlin, Wisconsin, from Glendale Investments, LLC, a Wisconsin limited liability company owned by Donald F. Mardak, Dale L. Mardak and John E. Strabley, officers and directors of our company, under a triple net lease which was renewed in September, 2010 and expires September 30, 2013. For the fiscal years ended December 31, 2012 and 2011, we made rental we made rental payments of $116,880 per year to Glendale Investments, LLC. We believe that the rental payments required and other terms of our lease are comparable to those available for similar space from unaffiliated, third-party lessors in the area.

The company currently leases 3,900 square feet of office space located at 1595 Elmwood Avenue, Rochester, New York, from Stephen Webster, a member of the board of directors of the Company. The triple net lease commenced in February 2007, and expires December 31, 2015. Monthly rental payments are $6,644. The company believes that the rental payments required and other terms of the lease are comparable to those available for similar space from unaffiliated, third-party lessors in the area. Total payments in 2012 and 2011were $79,728 per year.

As part of the acquisition of a trade exchange in St. Louis, Mo, as described above, the company agreed to lease the offices of that exchange from the former owner, who is now an employee of IMS. In accordance with this agreement, the Company currently leases approximately 5,000 square feet of office space located at Maryland Heights, MO at a cost of $4,000 per month. The triple net lease began in October, 2011 and will end in April, 2013. The Company believes that the rental payments required and other terms of the lease are comparable to those available for similar space from unaffiliated, third-party lessors in the area. Total payments were $48,000 in 2012 and $12,000 in 2011.

Conflicts of Interest

Certain potential conflicts of interest are inherent in the relationships between our affiliates and us. From time to time, one or more of our affiliates may form or hold an ownership interest in and/or manage other businesses both related and unrelated to the type of business that we own and operate. These persons expect to continue to form, hold an ownership interest in and/or manage additional other businesses which may compete with ours with respect to operations, including financing and marketing, management time and services and potential customers. These activities may give rise to conflicts between or among the interests of IMS and other businesses with which our affiliates are associated. Our affiliates are in no way prohibited from undertaking such activities, and neither we nor our shareholders will have any right to require participation in such other activities. Further, because we intend to transact business with some of our officers, directors and affiliates, as well as with firms in which some of our officers, directors or affiliates have a material interest, including for example the lease agreement described above under "Certain Relationships and Related Transactions - Certain Transactions," potential conflicts may arise between the respective interests of IMS and these related persons or entities. We believe that such transactions will be effected on terms at least as favorable to us as those available from unrelated third parties.

With respect to transactions involving real or apparent conflicts of interest, we have adopted policies and procedures which require that (1) the fact of the relationship or interest giving rise to the potential conflict be disclosed or known to the directors who authorize or approve the transaction prior to such authorization or approval, (2) the transaction be approved by a majority of our disinterested outside directors and (3) the transaction be fair and reasonable to IMS at the time it is authorized or approved by our directors.

SOLICITATION

This proxy is solicited on behalf of the Board of the Company. You are requested to sign and return your proxy card promptly.

The expenses connected with soliciting proxies will be borne by the Company. The Company expects to pay brokers, nominees, fiduciaries, and other custodians their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. In addition to the use of the mails, certain directors, officers, and employees may solicit proxies in person or by use of other communications media.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in the Company’s proxy statement and form of proxy for the annual meeting scheduled to be held in May, 2014, stockholder proposals must comply with SEC Rule 14a-8 and any other applicable rules and must be delivered to the Company’s principal executive offices at least 120 days prior to the anniversary date of mailing of this Proxy Statement. This Proxy Statement was mailed on or about, April 5, 2013, so the date by which proposals are required to be received under Rule 14a-8 will be December 6, 2013.

In addition, the By-Laws of the Company provide that for business to be properly brought before any Annual Meeting of Stockholders by any stockholder or for the nomination by a stockholder of a candidate for election to the Board, the stockholder must give timely notice thereof in writing to the Secretary of the Company not less than 120 days before the date of the annual meeting nor more than 150 days prior to the anniversary date of mailing a Proxy Statement. If next year’s annual meeting is to be held on or about, the deadline for submission of notice will be, and any proposal or nomination submitted after will be untimely. The By-Laws contain a number of other substantive and procedural requirements which should be reviewed by any interested stockholder. Any proposals should be mailed to: Secretary, IMS Ltd. P.O. Box 511307, New Berlin, WI 53151.

Respectfully submitted for the Board of Directors

By:
Kimberly A. Strabley
Secretary

PROXY MATERIALS AND ANNUAL REPORT ARE AVAILABLE ON-LINE AT:
http://www.cfpproxy.com/6683

Other information may be seen at the Company's website: www.imsbarter.com

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE

REVOCABLE PROXY
INTERNATIONAL MONETARY SYSTEMS, LTD.

Proxy for Annual Meeting — May 7, 2013

The undersigned hereby appoints Donald F. Mardak and David A. Powell, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated herein all shares of Common Stock of International Monetary Systems, LTD. held of record by the undersigned on April 5, 2013 at the annual meeting of stockholders to be held at the IMS Corporate Offices, 16901 W. Glendale Dr., New Berlin, WI on Tuesday, May 7, 2013 at 2:00 p.m. CDT, or any adjournment thereof.

	For	With-hold	For All Except
1. To elect two directors to serve for a three-year term to expire at the 2016 Annual Meeting.	☐	☐	☐

John Strabley
Stephen Webster

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

____

	For	Against	Abstain
2. To ratify LBB & Associates, LTD., LLP as auditors for the Company's 2012 Financial Statements.	☐	☐	☐
3. To approve restated Articles of Incorporation and affect a 1:10 reverse stock split of IMS common stock.	☐	☐	☐
4. Non binding approval of executive compensation, a say-on-pay vote.	☐	☐	☐
5. Approve a three year frequency for say-on-pay votes.	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE DIRECTORS NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4, AND 5.

Please be sure to date and sign this proxy card in the box below.

Date ______________

Sign above ______________ Co-holder (if any) sign above

Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name, by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Detach above card, sign, date and mail in postage paid envelope provided.

PLEASE MARK, SIGN, DATE ANDMAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY In THE ENVELOPE PROVIDED.

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6683